EXHIBIT 23.1

                               Stan J.H. Lee, CPA
                2160 North Central Rd Suite 203 Fort Lee NJ 07024
                        794 Broadway Chula Vista CA 91910
                 619-623-7799 Fax 619-564-3408 stan2u@gmail.com
________________________________________________________________________________


To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of September 9, 2008, on the audited financial statements of Pop Starz Ventures 3, Inc. as of August 31, 2008 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee
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Stan J.H. Lee, CPA


September 9, 2008
Chula Vista, CA 91910


          Registered with the Public Company Accounting Oversight Board